Exhibit 99.B(p)(48)

StonePine Asset Management Inc.

STONEPINE ASSET MANAGEMENT INC.

CODE OF ETHICS AND PROFESSIONAL CONDUCT

Effective Date: January 2023

StonePine Asset Management Inc.

TABLE OF CONTENTS

1.	Purpose of the Code		1
2.	Owner of the Code		1
3.	Persons Affected		1
4.	Definitions		1
5.	General Principles		5
	5.1	Standards of Business Conduct	5
	5.2	Compliance with Applicable Securities Laws	5
	5.3	Compliance with Laws and Regulations	5
	5.4	Competence and Diligence	6
	5.5	Respectful Workplace	6
	5.6	Drugs and Alcohol	6
	5.7	Protection of the Firm’s Name	7
	5.8	Involvement in Litigation or Proceedings	7
	5.9	Prior Employment Arrangements	7
	5.10	Dealings with Government and Industry Regulators	7
	5.11	Personal Loans	7
	5.12	Media and Disclosure	7
	5.13	Professional Conduct Standards	8
6.	Conflicts of Interest		11
	6.1	Conflicts of Interest	11
	6.2	Conflict of Interest Disclosure	11
	6.3	Outside Activities	11
	6.4	Family Members and Conflicts of Interest	13
	6.5	Gifts and Entertainment Policy	13
	6.6	Personal Trading Policy	15
	6.7	Public Securities Held by Covered Person	15
	6.8	Political Contributions	15
	6.9	Diversion of the Firm’s Business or Investment Opportunities	15
7.	Insider Trading and Confidential Information		17
	7.1	Insider Trading Policy	17
	7.2	Policy Application	17
	7.3	Material Non-Public Information	17
	7.4	When Information Might No Longer Be Considered Non-Public	18

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	7.5	Disclosing Material Non-Public Information to Third Parties	18
	7.6	Rumours	19
	7.7	Relationships with Clients or Investors	19
	7.8	Penalties for Trading on Material Non-Public Information	19
	7.9	Procedures for the Possession of Material Non-Public Information	19
8.	Firm and Confidential Information		21
	8.1	Confidentiality and Personal Information	21
	8.2	Protection of the Firm’s Property	21
	8.3	Computer System, Internet, and Electronic Mail	21
	8.4	Inventions and Intellectual Property	22
	8.5	Use of Firm Property	22
9.	Investment and Trading Practices		23
	9.1	Investment Selection	23
	9.2	Trading	23
	9.3	Reporting to Clients	23
10.	Code Administration		25
	9.1	Roles and Responsibilities	25
	9.2	Initial, Quarterly and Annual Certifications	25
	9.3	Non-Compliance and Reporting	26
	9.4	Waivers	26
	9.5	The StonePine Compliance Manual	26
	9.6	Applicable Time Frame	26
	9.7	Whistleblowers	26
	9.8	Code Updates	27
	9.9	Books and Records	27
	9.10	Version History	27
APPENDIX 1 – COMPLIANCE CERTIFICATE FOR DIRECTORS	28
APPENDIX 2 – COMPLIANCE CERTIFICATE: SHORT-TERM ASSIGNED TEMPORARY EMPLOYEES	29
APPENDIX 3 – COMPLIANCE CERTIFICATE: CONSULTANTS	30

StonePine Asset Management Inc.

1.	Purpose of the Code

The StonePine Code of Ethics and Professional Conduct (the “Code”) focuses on the high level of professional ethics and conduct incumbent on all StonePine’s Concerned Persons in the performance of their duties. The Code has been approved by StonePine’s Management Committee and brought to the attention of the Board of Directors.

A copy of the Code will be provided to all new Concerned Persons upon joining StonePine Asset Management (“StonePine” or the “Firm”). Adherence with the Code must be confirmed by all Concerned Persons on an annual basis.

StonePine must also ensure that any external advisors or consultants are governed by a comparable code.

StonePine’s objective is to emphasize the honesty, transparency, integrity, professionalism, and confidentiality that must prevail at all levels of the Firm, to ensure that the interests of its clients, shareholders and/or unitholders and of any other stakeholders remains the firm’s top priority.

The measures expressed in this Code are designed to protect StonePine’s clients, the Firm’s reputation and that of its Employees and Directors. All persons covered by this Code must act with fairness and integrity under all circumstances during their employment and with regard to specific matters after termination.

As deemed appropriate, StonePine may also provide a copy of this Code to its clients and to any other stakeholders.

The Code does not cover all situations that could occur. Concerned Persons are to be cautious at all times. For any additional information relating to the Code and its application, please contact the Chief Compliance Officer.

The Code is a supplement to applicable laws and regulations. Whenever a discrepancy between the law and the Code should exist, the more restrictive provisions will prevail.

2.	Owner of the Code

Chief Compliance Officer

3.	Persons Affected

The Code applies to all concerned persons including StonePine employees, directors, officers, short-term employees, and consultants.

4.	DEFINITIONS

Account Manager: A person who manages business relationships with clients.

Advisers Act: Investment Advisers Act of 1940, as amended.

Alcohol: Any beverage that contains 0.5% alcohol by volume or more.

CEO & CIO: The Firm’s Chief Executive and Investment Officer.

Chief Compliance Officer (CCO): The senior officer in charge of compliance who is duly registered in such capacity with the Canadian regulatory authorities.

Code: The StonePine Code of Ethics and Professional Conduct.

Compliance Department: The CCO and any employees reporting to the CCO.

Compliance Manual: The StonePine Compliance Manual for Employees of StonePine Asset Management.

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Concerned Persons: Refers to Employees, Consultants, Directors, and Short Term Assigned Temporary Employees, as defined in this section.

Confidential Information: Means all information in whatever form (oral, written, machine readable or otherwise) pertaining to StonePine, its business, affairs, clients, prospective clients, employees, board of directors or independent-contractors and which has independent economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other persons. Some examples are any such information related to:

(a)	Data concerning actual or projected financial information or plans, business, or strategic plans, legal or regulatory information, files, applications, licenses, information concerning potential investors, information relating to investments or to entities, companies, investment funds in which StonePine holds or is considering holding an interest, information regarding current or former clients including their names, and information about personnel and subcontractors.

(b)	Privileged Information and Personal Information (as defined herein).

(c)	Computer programs and controls.

(d)	Existing or envisioned investment portfolios, techniques or vehicles, investment management strategies or other portfolio-related information of any kind.

(e)	Market studies and analysis.

(f)	Marketing, promotional and advertising studies, programs, strategies, and materials of any kind.

(g)	Intellectual property rights.

(h)	Provided however, that the phrase "Confidential Information" shall not include information that:

i.	is in the public domain or generally known in the industry in which StonePine operates, without any fault or responsibility of the employee and/or independent contractor; or

ii.	is approved by StonePine for disclosure by the employee and/or the independent contractor prior to its actual disclosure.

Conflict of Interest: Any real, apparent or potential situation in which a Director or Employee may give preferential treatment to a person, including themselves, and persons to whom they are related, based on the fact that the Director or Employee has, in any way whatsoever, an interest in any such person or in any person to whom such person is related, directly or indirectly.

Connected Issuer: Refers to, for a specified firm registrant:

(a)	An Issuer distributing Securities, if the Issuer or a Related Issuer of the Issuer has a relationship with any of the following Persons that may lead a reasonable prospective purchaser of the securities to question if the specified firm registrant and the Issuer are independent of each other for the distribution:

i.	The specified firm registrant.

ii.	A related issuer of the specified firm registrant.

iii.	A Director, Officer, or Partner of the specified firm registrant.

iv.	A Director, Officer, or Partner of a Related Issuer of the specified firm registrant.

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(b)	A selling securityholder distributing Securities, if the selling securityholder or a Related Issuer of the selling securityholder has a relationship with any of the following persons that may lead a reasonable prospective purchaser of the Securities to question if the specified firm registrant and the selling securityholder are independent of each other for the distribution:

i.	The specified firm registrant.

ii.	A Related Issuer of the specified firm registrant.

iii.	A Director, Officer, or Partner of the specified firm registrant.

iv.	A Director, Officer, or Partner of a Related Issuer of the specified firm registrant.

Consultant(s): Individuals or entities hired by StonePine Asset Management to fulfill a specific mandate and who do not have access to Privileged Information regarding the investment management of StonePine’s clients and/or funds.

Director(s): (A) director(s) that is a member of the Board of Directors of StonePine.

Drug: Means any psychoactive substance, whether legal or not, including marijuana, regardless of the form or way it is used. For the purposes of this Code, it is understood that the term “Drugs” excludes Medication and Alcohol, as well as caffeine and items consumed in common foods.

Employee(s): Permanent, contractual, secondment and long-term assigned temporary employee(s) hired by StonePine Asset Management; however, this definition may exclude some short-term assigned temporary employee(s) hired by StonePine Asset Management such as interns who are deemed not to have access to investment management information and who are employed for a negligible period.

Entertainment: An item of value that a third party provides (or an Employee provides to a third party), where the giver intends to participate in the enjoyment of the item with the recipient.

ERISA: The Employee Retirement Income and Savings Act of 1974, as amended.

Gift: An item of value that a third party provides (or an Employee provides to a third party) where there is no business communication involved in the enjoyment of the gift.

Illegal Drug: Means any Drugs which has not been legally obtained or is not legally obtainable and whose use, sale, possession, purchase, or transfer is restricted or prohibited by law, including but not limited to medication obtained without a valid prescription.

Immediate Family: An Employee’s spouse, child, stepchild, grandchild, parent, step-parent, sibling, son/daughter-in-law, or brother/sister-in-law (this definition includes adoptive relationships).

Insider: Refers to:

(a)	Every director or officer of a reporting issuer.

(b)	Every director or officer of a subsidiary of a reporting issuer.

(c)	A person that exercises control or beneficial ownership over more than 10% of the voting rights attached to all outstanding voting Securities of an Issuer other than Securities underwritten in the course of a distribution.

(d)	An Issuer that holds any of its Securities.

(e)	A Person designated as such by a regulatory organization.

Insider Trading: Trading personally or on behalf of others based on Material Non- Public Information, or improperly communicating Material Non-Public Information to others.

IPO (Initial Public Offering): An IPO is an offering of Securities registered under the Securities Act where the Issuer, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

Issuer: Any Person who has outstanding Securities, or issues or proposes to issue Securities.

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Manual: The Compliance Manual adopted by the Firm. This includes the Compliance Manual and all appendices to the Compliance Manual.

Material Non-Public Information: Information that:

a)	Has not been made generally available to the public.

b)	A reasonable investor would likely consider important in making an investment decision. Consult the Firm’s CCO if you are unsure whether information constitutes Material Non-Public Information.

Medication: Means any substance or composition represented as having curative or preventive properties with respect to diseases, whether prescribed for individual use by a physician or available over the counter.

Officer(s): (An) Officer(s) is a designated person with delegated authority by the Board of Directors of StonePine to act in such a capacity.

Person: Any natural person and a legal person, as per the Code’s meaning.

Personal Information: Any information relating to a natural person.

Privileged Information: Any information that has not been disclosed to the public and that could affect the decision of a reasonable investor or that could have a significant effect on the market price or value of any of the Securities of the Issuer.

Registered Individuals: An individual who is registered with the securities authorities pursuant to National Instrument 31-103 - Registration Requirements and Exemptions (“NI 31-103”) on behalf of StonePine and includes the CCO and the Ultimate Designated Person.

Related Issuer: A Person is a “related issuer” of another Person if:

(a)	The Person is an influential securityholder of the other Person.

(b)	The other Person is an influential securityholder of the Person.

(c)	Each of them is a related issuer of the same third Person.

Reporting Issuer: An Issuer that has made a distribution of Securities to the public and is subject to the continuous disclosure requirements.

Restricted List: List of securities for which StonePine holds Material Non-Public Information.

SEC: The Securities and Exchange Commission.

Securities Act: The Securities Act of 1933, as amended.

Short Term Assigned Temporary Employee: Individuals who are deemed not to have access to investment management information and who are employed for a negligible period, such as interns (summer students).

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5.	General Principles

5.1	Standards of Business Conduct

The Code sets forth standards of business conduct that the Firm requires of its Employees relating to the fiduciary obligations of the Firm and its Employees. The Firm demands the highest standards of ethical conduct and care by all its Employees. The Firm’s reputation is one of its most important assets. Maintaining the trust and confidence of clients is a vital responsibility.

The Code incorporates the following general principles that all Employees are expected to uphold:

a)	All Employees must, at all times, comply with all applicable federal and state and provincial securities laws and regulations, as well as the Firm’s Compliance Manual (the “Manual”) and Code.

b)	All Employees must act with integrity and in an ethical manner when dealing with the public, current and prospective clients and investors, and fellow Employees.

c)	All Employees must adhere to the highest standards with respect to any potential conflicts of interest with clients and/or investors. Simply stated, no Employee should ever enjoy a benefit at the detriment of any client or investor.

d)	All Employees must fully cooperate reasonably requested by the CCO so as to enable:

i.	The CCO to discharge his/her respective duties under the Manual and the Code.

ii.	The Firm to comply with the securities laws to which it is subject to.

e)	All Employees must maintain the confidentiality of information concerning the identity of securities owned and traded by clients and financial circumstances of our clients, as well as any other confidential and protected information.

All Employees must notify the CCO promptly in the event that the Employee may have failed to comply with (or becomes aware of another person’s failure to comply with) the policies and procedures set forth in the Firm’s Manual or Code.

5.2	Compliance with Applicable Securities Laws

In addition to the general principles of conduct stated in the Code and the specific trading restrictions and reporting requirements described herein, the Code requires all Employees to comply with applicable securities laws. Without limiting the generality of the foregoing, no Employee shall:

a)	Defraud a client in any manner.

b)	Mislead a client, including by making a statement that omits material facts.

c)	Engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon a client.

d)	Engage in any manipulative practice with respect to a client.

e)	Engage in any manipulative practice with respect to securities, including price manipulation.

f)	Engage in any other act or omission that would constitute a violation of any applicable federal securities law.

5.3	Compliance with Laws and Regulations

StonePine and its Concerned Persons shall comply with all laws and regulations in force in the jurisdictions in which StonePine does business. Each Person shall be responsible to know, understand and comply with the provisions that apply to the duties and responsibilities incumbent to their position.

StonePine Asset Management Inc.

StonePine and its Concerned Persons shall also comply with all laws and regulations applicable to investment mandates from StonePine’s clients.

Furthermore, Concerned Persons agree to conduct themselves according to the rules prescribed by any code of ethics or standard of professional conduct applicable to any professional association of which they may be a member.

StonePine’s Investment Team methodology also is in compliance with the “Code of Ethics and Standards of Professional Conduct” published by the CFA Institute as amended or supplemented from time to time.

5.4	Competence and Diligence

All Concerned Persons covered by this Code shall provide competent services in ensuring efficiency and diligence in performing their duties.

Concerned Persons shall ensure proper knowledge and demonstrate professional judgement. No outside activities shall interfere with the performance of their duties (refer to section of Outside Activities with this Code).

5.5	Respectful Workplace

StonePine is committed to maintaining a respectful work environment. Concerned Persons should act in a business-like manner, promote equal opportunity, and avoid all discriminatory practices, harassment and/or violence of any kind.

5.6	Drugs and Alcohol

StonePine employees are professionals who are expected to exercise judgment in consuming alcohol or legal drugs (such as medication) when carrying out the responsibilities associated with an employee’s role at the firm. For example:

a)	An employee must not report to work under the influence of alcohol or drugs to the point that he or she is not fit for work, including at firm and client-sponsored events.

b)	An employee who is prescribed medication must confirm with his or her treating physician, his or her ability to work without impairment while using the medication. If the medication could impair job performance, the employee must advise his or her superior.

c)	StonePine has zero tolerance with regards to the consumption of any Drugs or Alcohol during work hours, on company premises and while engaged in company activities, or of any Illegal Drugs while performing work for the firm, including at firm and client-sponsored events. Employees must be fit for work in the performance of their duties, functions, and responsibilities in a safe and acceptable manner at all times, without any limitation or impairment due to the use of Drugs, Medication or Alcohol or of their residual effects.

d)	Reasonable consumption of Alcohol on company sponsored or at client-sponsored events would be permissible in certain circumstances such as a social event on firm premises or end of year event or where it is reasonably implied at a client-sponsored event (for example, a cocktail evening).

e)	Notwithstanding the above, StonePine has a zero-tolerance policy for consumption of recreational marijuana when carrying out the responsibilities associated with an employee’s role at the Company, including at firm and client-sponsored events.

StonePine Asset Management Inc.

5.7	Protection of the Firm’s Name

Employees should always be aware that the Firm’s name, reputation, and credibility are valuable assets that must be safeguarded from any potential misuse. Care should be exercised to avoid the unauthorized or inappropriate use of the Firm’s name.

5.8	Involvement in Litigation or Proceedings

Employees must advise the CCO immediately if they become involved in, or threatened with, litigation or an administrative investigation or proceeding of any kind, are subject to any judgment, order, or arrest, or are contacted by any regulatory authority.

5.9	Prior Employment Arrangements

Employees are expected to act with professionalism, to avoid any improper disclosure of proprietary information, and to satisfy all other obligations owed to the Firm (or its affiliates) and to any prior employers. Employees should discuss any concerns regarding their prior employment with the CCO. Such concerns may include, but are not limited to, possession of Material Non-Public Information from a prior employer, a non-solicitation and/or non-compete clause in the Employee’s previous employment agreement, and any prior political contributions made by the Employee.

5.10	Dealings with Government and Industry Regulators

The Firm forbids payments of any kind by the Firm, its Employees, or any agent or other intermediary to any government official, self-regulatory official, Firm or other similar person or entity, within the United States or abroad, for the purpose of obtaining or retaining business, or for the purpose of receiving favorable consideration.

All Employees are required to cooperate fully with management in connection with any internal or independent investigation and any claims, actions, arbitrations, litigations, investigations, or inquiries involving the Firm. Employees are expected, if requested, to provide the Firm with reasonable assistance, including, but not limited to, meeting or consulting with the Firm and its representatives, reviewing documents, analyzing facts, or appearing or testifying as witnesses or interviewees.

5.11	Personal Loans

No Employees may borrow from or become indebted to any person, business or company having business dealings or a relationship with the Firm, except with respect to customary personal loans (such as home mortgage loans, automobile loans, and lines of credit), unless the arrangement is disclosed in writing and receives prior approval from the CCO.

No Employee may use the Firm (or its affiliates’) name, position in a particular market, or goodwill to receive any benefit on loan transactions without the prior express written consent of the CCO.

5.12	Media and Disclosure

Authorization to respond to media requests for comment on general or specific investment questions is granted only to investment managers and account executives and only if a question is within their field of specialization as defined by their respective asset classes.

Furthermore, comments regarding companies for which Directors and Officers are also Directors or Officers of StonePine are not allowed. Compliance will issue the list of these companies upon request.

Only the following individuals are authorized to contact media with regards to corporate matters: a) Chief Executive & Investment Officer (or delegate).

b)	Head of Client Relations.

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When in doubt, it is mandatory to obtain written approval from the Chief Compliance Officer.

All Persons registered with regulatory authorities must report to Compliance changes to the information contained in their National Registration Database (NRD) file. Compliance will in turn report these changes to the regulators within ten (30) days of their occurrence. Changes include but are not limited to the following: residential address, proficiency, criminal disclosure, civil disclosure, and financial disclosure.

5.13	Professional Conduct Standards

StonePine has adopted the CFA Institute Standards of Professional Conduct for which all CFA Institute members (including holders of the Chartered Financial Analyst (CFA) designation) and CFA candidates must abide by. Investment professionals’ approach at StonePine is also based on the CFA Institute’s “Asset Manager Code of Professional Conduct”. Below are the Standards that Concern Persons are expected to abide by.

STANDARDS OF PROFESSIONAL CONDUCT
I. PROFESSIONALISM
A. Knowledge of the Law	Concerned Persons must understand and comply with all applicable laws, rules, and regulations of any government, regulatory organization, licensing agency, or professional association governing their professional activities. In the event of conflict, Concerned Persons must comply with the stricter law, rule, or regulation. Concerned Persons must not knowingly participate or assist in and must dissociate from any violation of such laws, rules, or regulations.
B. Independence and Objectivity	Concerned Persons must use reasonable care and judgment to achieve and maintain independence and objectivity in their professional activities. Concerned Persons must not offer, solicit, or accept any gift, benefit, compensation, or consideration that reasonably could be expected to compromise their own or another’s independence and objectivity.
C. Misrepresentation	Concerned Persons must not knowingly make any misrepresentations relating to investment analysis, recommendations, actions, or other professional activities.
D. Misconduct	Concerned Persons must not engage in any professional conduct involving dishonesty, fraud, or deceit or commit any act that reflects adversely on their professional reputation, integrity, or competence.
II. INTEGRITY OF CAPITAL MARKETS
A. Material Non-public Information	Concerned Persons who possess material non-public information that could affect the value of an investment must not act or cause others to act on the information.
B. Market Manipulation	Concerned Persons must not engage in practices that distort prices or artificially inflate trading volume with the intent to mislead market participants.
III. DUTIES TO CLIENTS
A. Loyalty, Prudence, and Care	Concerned Persons have a duty of loyalty to their clients and must act with reasonable care and exercise prudent judgment. Concerned Persons must act for the benefit of their clients and place their clients’ interests before their employer’s or their own interests.
B. Fair Dealing

Concerned Persons must deal fairly and objectively with all clients when providing investment analysis, making investment recommendations, taking investment action, or engaging in other professional activities.

C. Suitability

When Concerned Persons are in an advisory relationship with a client, they must:

a)     Make a reasonable inquiry into a client’s or prospective client’s investment experience, risk and return objectives, and financial constraints prior to making any investment recommendation or taking investment action and must reassess and update this information regularly.

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b)    Determine that an investment is suitable to the client’s financial situation and consistent with the client’s written objectives, mandates, and constraints before making an investment recommendation or taking investment action.

c)    Judge the suitability of investments in the context of the client’s total portfolio.

When Concerned Persons are responsible for managing a portfolio to a specific mandate, strategy, or style, they must make only investment recommendations or take only investment actions that are consistent with the stated objectives and constraints of the portfolio.

D. Performance Presentation	When communicating investment performance information, Concerned Persons must make reasonable efforts to ensure that it is fair, accurate, and complete.
E. Preservation of Confidentiality

Concerned Persons must keep information about current, former, and prospective clients confidential unless:

a)    The information concerns illegal activities on the part of the client or prospective client.

b)    Disclosure is required by law.

c)    The client or prospective client permits disclosure of the information.

IV. DUTIES TO STONEPINE
A. Loyalty	In matters related to their employment, Concerned Persons must act for the benefit of StonePine and not deprive StonePine of the advantage of their skills and abilities, divulge confidential information, or otherwise cause harm to StonePine.
B. Additional Compensation Arrangements	Concerned Persons must not accept gifts, benefits, compensation, or consideration that competes with or might reasonably be expected to create a conflict of interest for StonePine’s interest unless they obtain written consent from all parties involved.
C. Responsibilities of Supervisors	Concerned Persons must make reasonable efforts to ensure that anyone subject to their supervision or authority complies with applicable laws, rules, regulations, and the Code and Standards.
V. INVESTMENT ANALYSIS, RECOMMENDATIONS, AND ACTIONS
A. Diligence and Reasonable Basis

Concerned Persons must:

a)   Exercise diligence, independence, and thoroughness in analyzing investments, making investment recommendations, and taking investment actions.

b)   Have a reasonable and adequate basis, supported by appropriate research and investigation, for any investment analysis, recommendation, or action.

B. Communication with Clients and Prospective Clients

Concerned Persons must:

a)    Disclose to clients and prospective clients the basic format and general principles of the investment processes they use to analyze investments, select securities, and construct portfolios and must promptly disclose any changes that might materially affect those processes.

b)    Disclose to clients and prospective clients significant limitations and risks associated with the investment process.

c)   Use reasonable judgment in identifying which factors are important to their investment analyses, recommendations, or actions and include those factors in communications with clients and prospective clients.

d)    Distinguish between fact and opinion in the presentation of investment analysis and recommendations.

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C. Record Retention

Concerned Persons must develop and maintain appropriate records to support their investment analyses, recommendations, actions, and other investment-related communications with clients and prospective clients.

VI. CONFLICTS OF INTEREST
A. Disclosure of Conflicts	Concerned Persons must make full and fair disclosure of all matters that could reasonably be expected to impair their independence and objectivity or interfere with respective duties to their clients, prospective clients, and StonePine. Concerned Persons must ensure that such disclosures are prominent, are delivered in plain language, and communicate the relevant information effectively.
B. Priority of Transactions	Investment transactions for clients and StonePine must have priority over investment transactions in which a Concerned Person is the beneficial owner.
C. Referral Fees

Concerned Persons must disclose to StonePine, clients, and prospective clients, as appropriate, any compensation, consideration, or benefit received from or paid to others for the recommendation of products or services.

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6.             CONFLICTS OF INTEREST

6.1          Conflicts of Interest

A Conflict of Interest may arise when personal interests interfere with or appear to interfere with one’s responsibility and duty to StonePine. Conflicts of Interest may arise in several ways including but not limited to the following categories:

a) Your behaviour allows you or someone close to you to obtain a personal benefit, including commercial or business opportunities, as a result of your position in or use of information or property of StonePine.

b) Your interest in the business of a supplier, contractor, customer, competitor, or other company in which StonePine has an investment.

c) Your detention of more than 5% of the securities of a Reporting Issuer in which StonePine or any portfolio managed by StonePine owns securities.

d) Your use of StonePine’s name in connection with outside political, charitable, or other business activities.

Concerned Persons may not take advantage of their position, use, or pass on to third parties any information obtained in such a way that would or could put their personal interest in conflict with that of the Firm or of any Person with whom the Firm entertains a business relationship.

Concerned Persons may not take part in any activity on behalf of the Firm, or authorize any disbursement in the Firm’s name, for purposes other than what is required within the scope of the Firm’s regular operations, and without first obtaining the required authorizations from Firm’s management.

National Instrument 31-103 – Registration Requirements and Exemptions (“NI 31-103”) requires that registered dealers or advisers such as StonePine, when they trade in or advise with respect to an issuer in which a responsible person or an associate of a responsible person is a partner, officer or director disclose this fact to the client and obtain the client’s written consent to the trade before the purchase. Accordingly, a written consent must be signed by each client and remitted to StonePine before any trade in securities of an Associated Issuer, as identified by StonePine via its’ Conflicts of Interest Disclosure, may be completed.

6.2          Conflict of Interest Disclosure

It is incumbent upon all Concerned Persons covered by this Code to avoid being placed in a position of being in a Conflict of Interest.

Should any Concerned Person find that they are in a position that is contrary to the above-mentioned principle or take part in a transaction that would place them in such a Conflict of Interest, or should they entertain any doubt as to the application of this Code, they must immediately advise the CCO.

It is also important that Concerned Persons disclose potential Conflicts of Interest to the CCO immediately after becoming aware of a potential conflict. All Concerned Persons covered by this Code shall ensure that they maintain a high standard of objectivity and independence and that they avoid any Conflict of Interest or appearance thereof.

6.3          Outside Activities

StonePine is aware that Employees may be involved in outside activities outside office hours (including outside employment). Outside activities are acceptable as long as they do not interfere or conflict with one’s employment at StonePine or StonePine’s interests. In all cases, outside activities in non-profit organizations must be disclosed to the CCO within the Compliance Certificate upon joining the Firm.

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For existing Employees, any new and/or any changes to outside activities in non-profit organizations must be disclosed immediately to the CCO before accepting such a position. Furthermore, for Registered Individuals with the Canadian Securities Commissions, any changes to these activities must be reported to Compliance which in turn must report these changes to the regulators within thirty (30) days of their occurrence, otherwise regulatory fines maybe imposed. The Canadian Securities Commissions has established a new framework for reporting activities carried on outside of StonePine (“Outside Activities”) by individual registrants and permitted individuals. Outside Activities will fall into one of five categories:

a) Activities with another registered firm.

b) Activities with an entity that receives related sales commissions or referral fees from another registered firm.

c) Other securities-related activities.

d) Provision of financial or finance-related services.

e) Positions of influence held by individual registrants or permitted individuals in community activities, cultural or religious organizations, or as elected officials.

Any Registered Individuals that have an outside activity that meets one of the above five criteria, they must report this immediately the CCO to ensure timely reporting to the Canadian Securities Regulators.

An Employee’s service on a board of directors of an outside company, as well as any other outside activities generally, could lead to the potential of conflicts of interest and insider trading problems and may otherwise interfere with an Employee’s duties to the Firm. Accordingly, Employees must obtain prior authorization from the CCO prior to engaging in any Outside Activity.

Outside Activity is defined as any services you perform for any entity other than the Firm (including both commercial and non-profit organizations), especially, but not limited to, any entity from which you:

a) Receive compensation.

b) Take an active role in making management decisions.

c) Serve as an officer, director, or general partner.

d) Provide advice about investments.

e) Spend a substantial amount of time engaging in such outside activities.

To obtain prior authorization, Employees must report all Outside Activities to the CCO. The CCO (or delegate) will review the reported Outside Activity and authorization to engage in such activities will be granted on a case-by-case basis, subject to careful consideration of potential conflicts of interest, disclosure obligations, and any other relevant regulatory issues.

If an Employee receives approval to engage in an Outside Activity and subsequently becomes aware of a material conflict of interest that was not disclosed when the approval was granted, the conflict must be promptly brought to the attention of the CCO. If the Employee ceases engaging in an approved Outside Activity or if there is a material change in the Employee’s roles and responsibilities in connection with such Outside Activity, the Employee is responsible for reporting such change to the CCO.

Employees must report all Outside Activities as part of the Firm’s Compliance Certificate. An initial Compliance Certificate must be submitted within 10 days of the Employee’s date of hire and on a quarterly and annual basis thereafter within 30 days.

An Employee (new or otherwise) who is member of an investment or trading team, an account manager or a person holding a Head of Department position or higher position shall obtain an authorization from the CCO to maintain any position as director or officer of any Issuer or any other Reporting Issuer, excluding any position as director or officer in any entity which exists for the purpose of that person’s family financial planning (ex: family trust, holding company, etc.). The CCO will consult with the UDP in such cases to also obtain his/her input and/or approval.

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All Employees (new or otherwise) shall obtain an authorization from the Firm’s CCO to maintain a position as director or officer of any Issuer or any other Reporting Issuer, excluding any position as director or officer in any entity which is constituted for the purpose of that person’s family financial planning (e.g.: family trust, holding company). However, the CCO may determine, at their discretion, if further authorization may be required by the Firm’s UDP in those instances.

Non-Employee Directors will inform the CCO of any new board membership who will in turn notify the Board of Directors. Directors who are Employees will be required to obtain pre-approval from the Board of Directors before accepting any new board membership, excluding, of course, any position as director or officer in any entity which is constituted for the purpose of that person’s family financial planning (e.g.: family trust, holding company). All Directors are required to provide a Compliance Certificate and to inform the CCO of any change to their situation including termination of a board membership. The CCO will keep the Board of Directors updated on these situations.

Since Conflicts of Interest may arise in the investment and portfolio management process, such a person may act as a director or officer for another company upon the Board of Directors’ authorization, which approval is only granted only under exceptional circumstances.

Where an Employee acts for a non-profit organization where the remuneration and/or effort involved to fulfill the position is material, the CCO will determine if further authorization from the UDP is required.

If a new Employee or a new Director is an Insider of a specific Issuer, the name of the Issuer and the percentage of shares held shall be specified in the Compliance Certificate. StonePine’s CCO will need to be immediately notified of any new and/or changes to the Employee’s insider status. For Directors, the Board of Directors shall be informed of any new and/or changes to their Insider status.

To ensure the Firm is properly monitoring all conflicts of interest, Employees must complete the initial, quarterly, and annual compliance certificate, disclosing any Outside Activities or other potential conflicts of interest.

6.4          Family Members and Conflicts of Interest

In addition to reporting Outside Activities, Employees must also disclose any potential conflicts of interest arising out of familial relationships. Specifically, Employees must disclose whether:

a) The Employee’s Spouse or any Immediate Family currently conduct business with the Firm.

b) The Employee’s Spouse or any Immediate Family currently works for a public company.

This information is included on the compliance certificate. An initial compliance certificate must be submitted within 10 days of the Employees date of employee and quarterly and annually thereafter within 30 days.

6.5          Gifts and Entertainment Policy

As a fiduciary, the Firm must act in the best interest of its clients. At times, the unmonitored giving or receiving of gifts and entertainment may create an appearance that the Firm and its Employees make decisions for clients that are based on personal, rather than client, benefit. Employees are responsible for complying with this policy. The Compliance Department is responsible for oversight of this policy.

In general, Employees may not accept a gift or receive entertainment from, or give a gift or provide entertainment to, any individual, enterprise, or organization that conducts or seeks to conduct business with the Firm, or that competes with the Firm, unless all the following criteria are satisfied:

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a) The receipt or provision of the Gift or Entertainment is consistent with good business practices.

b) The Gift or Entertainment could not be construed as a bribe, would not corrupt the judgment of the recipient, and does not obligate the recipient in any way.

c) Public disclosure of the gift or entertainment would not embarrass the Firm.

d) The Gift or Entertainment is not in the form of cash or its equivalent.

e) The Gift or Entertainment was not solicited by the recipient.

Employees must always avoid any activity that gives rise to a question whether the Firm’s objectivity as a fiduciary has been compromised. Even if an actual conflict of interest does not exist, the mere appearance of a conflict may result in clients’ loss of confidence. As such, in addition to the above-listed general principles, Employees must comply with all restrictions and reporting obligations below.

Employees’ Receipt and Provision of Gifts

A “Gift” is an item of any value that a third party provides, or an Employee provides to a third party, that has a direct or indirect existing or potential business relationship with the Firm, where the giver of the item of value does not participate in the enjoyment or consumption of the items.

Examples of a Gift include fruit or candy, or similar items sent around the holidays to an Employee, tickets to a sporting event for an Employee, flowers sent as an expression of “get well,” or lunches brought to the Firm’s office by service providers for an Employee.

No Employee may receive a Gift from or provide a Gift to any person or entity with which the Firm does business if such Gift would violate any of the above-listed general principles. For all other Gifts, the following requirements and reporting obligations apply.

Gifts Given and Received over $250CAD Require Pre-Clearance

Employees must seek pre-clearance from the Compliance Department to accept or provide Gifts with a known or estimated value over $250CAD (either one single gift, or in aggregate on an annual basis (calendar year) from a single individual or entity). The value of a gift is the market value. When the market value is unknown, Employees should provide their best estimate. Employees must submit the pre-clearance request electronically. The Firm expects that it will bear the costs of Employee travel and lodging associated with conferences, research trips and other business-related travel. If these costs are borne by a person or entity other than the Firm, they should be treated as Gifts to the Employee.

Employees’ Receipt and Provision of Entertainment

The term “Entertainment” is distinguished from Gifts, in that Entertainment refers to items of value that are given to a recipient with the intent that the giver will participate with recipient in the enjoyment of the item. Examples include a sporting event or meal where the person or entity providing such activity will be present.

Entertainment is only appropriate when used to foster and promote business relationships with the Firm. No Employee may provide or accept extravagant or excessive Entertainment to or from an investor, prospective investor, or any person or entity that does or seeks to do business with or on behalf of the firm. Employees may provide or accept a business Entertainment event, provided that the Entertainment is of reasonable value.

Entertainment Given or Received over $250CAD Require Pre-Clearance

Employees must seek pre-clearance from the CCO to accept or provide Entertainment that will or is likely to exceed $250CAD per recipient (either one single Entertainment event, or in aggregate on an annual basis (calendar year) from a single individual or entity). The value of the event is the higher of the actual cost or market value. When the value is unknown, Employees should provide their best estimate. Pre-clearance is not required when Employees are invited to events which are not planned in advance and the timing of the event does not allow for the submission of a timely pre-clearance request. All such events must however be reported in a timely manner.

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Gifts and Entertainment Over a Nominal Value

All Gifts and Entertainment given or received over a nominal value must be reported. Employees must report to the Compliance Department all Gifts and Entertainment that is received or given when the value of the Entertainment is above a nominal value. Any Gifts and Entertainment given or received that is above a nominal value is considered reportable and must be disclosed. This applies regardless of whether the Gift or Entertainment falls under the $250 threshold required for pre- clearance. Gifts and Entertainment over a nominal value count towards the annual pre-clearance threshold of $250CAD. Lunches and other meals provided to clients or other third parties on the Firm’s premises do not need reporting. Gifts and Entertainment should be reported to the Compliance Department a timely manner following receipt.

Events involving friends and family do not need to be reported or pre-cleared. Events such as birthdays and weddings and other similar life events do not need to be reported or pre-cleared in instances where the third party is a long-standing friend or relative, as long as the event occurs in the context of the personal relationship and not in the context of a business relationship and the host incurs the expense of the event personally. If the cost of the event is incurred by the Firm, the exclusion does not apply.

Government Officials, ERISA, State and Local Pension Plans, Union, and Taft- Hartley Accounts

Notwithstanding the above, the Firm and its Employees are prohibited from giving or receiving any Gifts or Entertainment to any U.S or foreign government official, or representatives of ERISA accounts, union accounts, state and local pension plans or Taft-Hartley accounts, unless such Gifts or Entertainment are approved by the CCO or the CCO’s designee. No exceptions apply.

Recordkeeping and Violations

The Firm will maintain a log of all reports or requests under this policy. The CCO may require any Gift in violation of this policy be returned to the provider or any Entertainment expense provided in violation of this policy be repaid by the Employee.

6.6          Personal Trading Policy

StonePine has adopted the Personal Trading Policy which governs Employees’ trading. This policy prohibits insider trading and explains responsibilities and obligations of Employees regarding confidentiality and timely disclosure when trading securities. All employees are expected to comply with the Personal Trading Policy as part of this code and must read and attest their compliance on an initial, quarterly, and annual basis.

6.7          Public Securities Held by Covered Person

The securities of an Issuer, any of whose officers, Directors or Insiders is a Person covered by this Code, may be held under certain conditions. The list of Related and Connected Issuers is included in the Conflicts of Interest Disclosure which must be provided to clients upon opening an account. Refer to the Conflicts of Interest Disclosure for more information.

6.8          Political Contributions

Employees are not permitted to make or solicit any political contributions.

6.9          Diversion of the Firm’s Business or Investment Opportunities

An Employee may not acquire or receive personal gain or profit from any business opportunity that comes to his or her attention as a result of his or her association with the Firm and in which he or she knows that the Firm might be expected to participate or have an interest, without

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a) Disclosing in writing all necessary facts to the CCO.

b) Offering the particular opportunity to the Firm.

c) Obtaining written authorization to participate from the CCO.

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7.             INSIDER TRADING AND CONFIDENTIAL INFORMATION

7.1          Insider Trading Policy

Insider trading is broadly defined as trading in a security while in possession of material non-public information in breach of a duty of trust and confidence or other similar duty. Insider trading laws in the United States, Canada, and UK also prohibit trading of information by a third-party who obtained material non-public information from an insider in breach of a duty owed by the insider to the issuer or some other source of the information. A gift of material non-public information to the third-party from the insider may be enough to find that the insider breached their duty for an improper purpose.

As an investment adviser, the Firm is obligated under Section 204A of the Advisers Act to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of material non-public information by any persons associated with the Firm. This section of the Code describes the Firm’s written policies and procedures designed to prevent insider trading and the misuse of material non- public information. If, at any time, you have questions or concerns about this Code, you should consult the Firm’s CCO.

The Firm prohibits employees, principals, and other associates of the Firm from misusing material non-public information, including but not limited by engaging in insider trading or improperly disseminating material nonpublic information to third-parties not associated with the adviser. Such conduct is detrimental to the Firm’s business and violates securities laws.

The following is a non-exhaustive list of the categories of conduct that constitute misuse of material non-public information. Any conduct that may fall under these categories violates this Code and securities laws:

a) Trading by an insider while in possession of material non-public information in violation of a duty owed to the issuer or the source of the information.

b) Trading by a tippee, who received material non-public information from an insider in violation of the insider’s duty to the issuer or source of information.

c) The unauthorized disclosure of material non-public information to third-parties, including family and friends who are not associated with the adviser.

7.2          Policy Application

This policy covers all Employees as well as any family member accounts, trusts, partnerships, or corporate entities over which the employee has direct or indirect control. It also applies to transactions engaged in by Firms in which the employee is a 10% or greater stockholder.

7.3          Material Non-Public Information

Determining whether information is “material non-public information” is a fact intensive inquiry, and you should always consult the Compliance Department when confronted with the possibility that you may have come in contact with material non-public information, even if your exposure to such information was inadvertent.

Non-Public Information

Information is considered “non-public” when it is not generally available to the public, and the owner would not make it available in response to a request for that information.

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Materiality

Generally, “material information” in the insider trading context is defined as information that may be considered important, or cause one to pause, in making an investment decision. The following types of information generally may be regarded as “material”:

a) Dividend or earnings announcements.

b) Write-downs or write-offs of substantial assets.

c) Significant additions to reserves for bad debts or contingent liabilities.

d) Expansion or curtailment of company or major division operations.

e) Merger, joint venture, or acquisition announcements.

f) New product/service announcements.

g) Discovery or research developments.

h) Criminal, civil and government allegations, and indictments.

i) Pending labor disputes.

j) Debt service or liquidity problems.

k) Bankruptcy or insolvency problems.

l) Tender offers, stock repurchase plans.

m) Information concerning upcoming research analyst recommendations (upgrades/downgrades) prior to dissemination.

n) Recapitalization.

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all the company’s securities, the securities of another company, or the securities of several companies. The misuse of material non-public information applies to all types of securities, including, but not limited to, equity, debt, commercial paper, government securities and options.

7.4          When Information Might No Longer Be Considered Non-Public

Once non-public information has been effectively distributed to the investing public, it can no longer be classified as material non-public information. However, the distribution of material non-public information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, but there must also be adequate time for the public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination.

7.5          Disclosing Material Non-Public Information to Third Parties

The Firm prohibits the disclosure of material non-public information to third-parties, including friends and family, without the authorization of the CCO. Because of the significant civil and criminal penalties that might attach for violations of the insider trading laws, and because the Firm wants to avoid the appearance of any improprieties, all employees must notify the CCO when they come in contact with information that might be considered material and non-public.

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7.6          Rumours

Rumours do not necessarily constitute public information. If the so-called “rumour” is reported in the financial press or available in a Google or other web search, then you might consider it public.

However, if it is not disseminated in a manner that constitutes “public” information as described above there is the risk that the information is non-public and, if it is both material and was disclosed to the recipient, directly or indirectly, through the breach of a duty, then it is likely that the rumour is material non-public information.

One acceptable way to determine whether a “rumour” is publicly available would be to do a web search on it or to call the issuer’s public relations officer and inquire as to whether the company has publicly confirmed or denied the rumour. You should not contact any other officer or employee of the issuer to determine the accuracy of a rumour because a confirmation or a denial of the rumour could, in itself, constitute non-public information. However, you should contact the Compliance Department prior to conducting any research.

7.7          Relationships with Clients or Investors

Given the Firm’s standing in the investment community, it may retain executives of public companies and other well-connected individuals as clients. While the Firm may occasionally converse with these individuals as part of the normal course of its research and due diligence process, Employees must be aware that the relationship could incentivize those individuals to divulge additional information (including material non-public information) or may lead to accidental disclosure of such information, in such situations, you should contact the Firm’s CCO immediately.

7.8          Penalties for Trading on Material Non-Public Information

Severe penalties exist for firms and individuals that engage in the misuse of material non-public information under U.S. and Canadian securities laws, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found liable of Insider Trading are levied in amounts up to three times the profit gained, or loss avoided, and up to the greater of $1,000,000 or three times the profit gained, or loss avoided, respectively.

7.9          Procedures for the Possession of Material Non-Public Information

If an Employee has questions as to whether they are in possession of material non-public information, they must inform the CCO as soon as possible. From this point, the Employee, CCO and other parties (as needed) will conduct research to determine if the information is likely to be considered important to individuals/entities in making investment decisions, and whether the information has been publicly disseminated. In addition, the CCO may add the issuer and/or underlying public security to the Firm’s Restricted List.

Given the severe penalties imposed on individuals and firms engaging in Insider Trading, Employees:

a) Shall immediately report the potential receipt of material non-public information to the CCO.

b) Shall not trade the securities of any company in which they possess material non-public information about the company.

c) Shall not trade in any synthetic instruments that give the Firm’s clients exposure to the securities of any company in which they possess material non-public information about the company.

d) Shall not trade the securities of any company in which they are deemed insiders who may possess material Non-Public Information about the company.

e) Shall not proceed with any research or trading until the CCO informs the Employee of the appropriate course of action.

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f) Shall not discuss any potentially material non-public information with colleagues or third-parties, except as specifically required by their position and instructed by the CCO.

Upon the termination of employment for any reason, Employees must promptly turn over to the Firm all documents and other materials, in whatever form maintained (e.g., hard copy files, electronic files, portable storage drive), containing, reflecting, or otherwise relating in any way to, material non-public information. These prohibitions regarding the trading on, and disclosure of, material non-public information extend even beyond an employee’s termination.

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8.             FIRM AND CONFIDENTIAL INFORMATION

8.1          Confidentiality and Personal Information

The Firm’s Concerned Persons shall preserve the confidential nature of any information or material that is brought to their attention as part of their work or mandate and following termination thereof. They may disclose such information only to Persons authorized to have knowledge thereof, as long as they exercise sound judgement in doing so. They shall, under no circumstances, disclose any Confidential Information or Personal Information whatsoever unless they obtain a written consent from the CCO to do so.

The Firm’s Concerned Persons shall also preserve the confidential character of data, activities, systems, programs, work processes, projects and security measures developed by the Firm.

Measures designed to protect the confidentiality of information are covered under the Confidentiality Policy.

8.2          Protection of the Firm’s Property

Employees, Consultants, and Short-Term Assigned Temporary Employees shall protect and ensure that the property of the Firm is used efficiently. Moreover, they shall be responsible for and have the obligation to preserve the confidentiality of their passwords. Any computer or other work tool made available to them, even if used at home, remains the property of the Firm.

The name and logo of StonePine are reserved for the exclusive use of the Firm. Unless indicated otherwise, Concerned Persons may only use the name and logo of the Firm within the context of their employment or mandate.

8.3          Computer System, Internet, and Electronic Mail

Employees, Consultants, and Short-Term Assigned Temporary Employees shall protect and preserve the confidentiality of the programs, source codes, logical schema, and user manuals of the Firm, as well as all other electronic documents containing confidential information belonging to the Firm, its clients, or its suppliers. Upon termination of their employment or mandate or at any earlier date that the Firm may determine, the above-mentioned persons must return all materials belonging to the Firm, including licensed software made available and used in the context of their employment or mandate with the Firm.

The Firm’s electronic communication facilities, including electronic and voice mail, are the property of the Firm and may only be used for legitimate commercial purposes. Employees, Consultants and Short-Term Assigned Temporary Employees are not authorized to use these systems for non-professional purposes, such as sending or soliciting chain letters or defamatory, obscene, or annoying messages to or from people located inside or outside the Firm.

The Firm reserves the right to monitor, read, inspect, retain, and disclose any information sent or stored on any of its electronic systems.

Internet access is granted to Employees, Consultants, and Short-Term Assigned Temporary Employee to facilitate the performance of authorized tasks related to their employment or mandate. Only minimal personal use of the Internet shall be tolerated. The Internet must be used in full compliance with the general policies of the Firm (as specified in the relevant Policies of the Information Technology Department) and all applicable legislation and regulations.

Since all information posted on the Internet (including social networks accessible through the Internet), in an email, on a bulletin board on a website or in a discussion group can become accessible to all Internet users, the above mentioned persons are prohibited, at all times, from sending via the Internet any exclusive, confidential and/or non-public information, unauthorized opinions or recommendations, explicitly or implicitly restricted documents, statements that are libelous or that could affect the reputation of the Firm, including information respecting activities, clients, prospects, financial performance, operations and Concerned Persons, or any nonpublic information respecting an individual or the financial markets in general.

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8.4          Inventions and Intellectual Property

Any invention, including the development of computer software, along with publications and copyrights which are produced by a Person in the performance of their duties shall belong to StonePine.

StonePine may use such invention or computer software as it considers appropriate without consent or compensation to the concerned Person.

8.5          Use of Firm Property

No Employee may utilize property of the Firm, or utilize the services of the Firm, or its Employees, for his or her personal benefit or the benefit of another person or entity, without written approval of the CCO. The CCO will consult with the Management Committee when such a request is made.

For this purpose, “property” means both tangible and intangible property, including funds, premises, equipment, supplies, information, business plans, business opportunities, confidential research, intellectual property, proprietary processes, and ideas for new research or services.

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9.             INVESTMENT AND TRADING PRACTICES

9.1          Investment Selection

Employees during the investment process shall:

a) Use reasonable care and prudent judgement when managing client assets.

b) Not engage in practices designed to distort prices or artificially inflate trading volume with a view to misleading market participants.

c) Deal fairly and objectively with all clients when providing investment information, making investment recommendations, or executing transactions.

d) Document portfolio investments and to this end each manager shall retain appropriate documentation to justify, as required, the purchase or sale of securities that appear on transaction reports.

e) Consider a client’s objectives, the constraints of their portfolio and the specifics of their situation, including risk tolerance, investment horizon, liquidity requirements, financial, tax and legal constraints, and any other unique circumstances such as investment mandate, strategy, or style in order to make appropriate decisions.

f) Release relevant information so that clients are able to ascertain whether or not proposed changes to strategy, investment style and investment policy meet their requirements.

g) StonePine shall employ qualified staff and sufficient human and technological resources to thoroughly investigate, analyze, implement, and monitor investment decisions

9.2          Trading

Authorised traders and relevant personnel of StonePine shall:

a) Refrain from acting, or from causing others to act, on non-public or Privileged Information that could affect the value of a Reporting Issuer.

b) Give priority to client investments and provide clients with StonePine’s policy on Personal Trading should they wish to receive a copy. The Client Relations team will facilitate this request.

c) Use commissions generated by client trades only to pay for investment-related products or services that directly assist StonePine in its investment process and not in the management of the firm.

d) Maximize client portfolio value by seeking best execution for all client transactions.

e) Establish a policy to ensure fair and equitable allocation of investment opportunities among clients and if necessary, provide clients with a copy of this policy upon opening an account.

9.3          Reporting to Clients

The Client Relations Team and relevant personnel of StonePine shall:
a) Communicate with clients on an ongoing and regular basis.

b) Ensure that disclosures are relevant, truthful, accurate, complete, and understandable and that they are presented in a format that communicates the information effectively.

c) Ensure that portfolio information provided to clients is accurate, complete, and confirmed by an independent third party

d) Include any Important Facts on StonePine, its staff, client investments and investment process.

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e) Disclose the following:

i.      Conflicts of Interest generated by any relationships with brokers or other entities, other client accounts, fee structures, or other matters.

ii.     Regulatory or disciplinary action taken against StonePine, or its personnel related to professional conduct to the extent that StonePine is permitted to do so.

iii.    The investment process, including information regarding mandatory holding periods, strategies, risk factors, and use of derivatives and leverage.

iv.    Management and other investment fees charged, including a breakdown of costs included in such fees and the methodology for determining fees and costs.

v.     Upon request, the amount of any soft-dollar deals, the goods and services received in return, and the way such goods and services benefit clients.

vi.    The performance of client investments on a regular and timely basis.

vii.   Valuation methods used to make investment decisions and value client holdings.

viii.  Shareholder voting policy.

ix.     Trade allocation policy.

x.      Results of the review or audit of funds or accounts to the extent that StonePine is permitted to do so.

xi.     Material personnel or organizational changes.

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10.          CODE ADMINISTRATION

9.1          Roles and Responsibilities

Employees:

It is the responsibility of Employees to:

•	Comply and respect StonePine’s Code of Ethics and Professional Conduct.

•	Report any violation of the Code and its associated policies and procedures that they may have identified to the Chief Compliance Officer.

Chief Compliance Officer:

It is the responsibility of the Chief Compliance Officer to:

•	Review the Code on a regular basis.

•	Develop and maintain policies and procedures to ensure that StonePine’s activities comply with the provisions of this Code and with all applicable legal and regulatory requirements.

•	Establish and maintain a contingency plan to address a major disaster and the regular disruptions of capital markets.

•	Approve all required changes in writing.

•	Communicate all changes to all employees in writing and in a timely manner.

•	Provide exceptions to policies if deemed necessary.

•	Monitor the application of StonePine’s Policies and Procedures adopted.

9.2          Initial, Quarterly and Annual Certifications

No later than ten (10) calendar days after an individual becomes an Employee and once a year thereafter and in that case within thirty (30) calendar days following calendar year-end, Employees must confirm that they have read and will comply with the Code and the Compliance Manual and associated policies and procedures. Employees must also confirm quarterly within thirty (30) calendar days following the quarter end that they have read and will comply with the Code and the Compliance Manual and associated policies and procedures.

No later than ten (10) calendar days after an individual becomes a Director and once a year thereafter and in that case within thirty (30) calendar days following calendar year-end, each Director must confirm that they have read and will comply with the Code and those policies listed in Appendix 1. Directors must also confirm quarterly within thirty (30) calendar days following the quarter end that they have read and will comply with the Code and the Compliance Manual and associated policies and procedures.

No later than ten (10) calendar days after an individual becomes a Short-Term Assigned Temporary Employee hired by StonePine, they must confirm that they have read and will comply with the Code and those policies listed in Appendix 2 hereto.

If a Consultant is not governed by a comparable code, no later than ten (10) calendar days after an individual becomes a Consultant and once a year thereafter, if applicable, and in that case within thirty (30) calendar days following calendar year-end, the Consultant must confirm that they have read the Code and will comply with the Code and those policies listed in Appendix 3 hereto.

The Compliance Certificates for Directors, Consultants and Short-Term Assigned Temporary Employee(s) hired by StonePine are attached to this Code. Additionally, the Compliance Certificates for Employees shall be submitted electronically to the Compliance Department.

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9.3          Non-Compliance and Reporting

Any situation that is not in compliance with this code must be reported. An employee or independent contractor must make the declaration to the persons indicated below. All declarations made by employees and independent contractors are kept strictly confidential. Furthermore, declarations can be anonymous.

Declarations may be given to the following persons:

a) The CCO.

b) The Chief Executive Officer.

The CCO must be informed of the declaration when said declaration is not made directly to the CCO.

9.4          Waivers

Any request to have the requirements of the Code waived must be directed and approved by the CCO.

9.5          The StonePine Compliance Manual

This Code includes the StonePine Compliance Manual and its associated Policies and Procedures.

A breach of any of the Policies hereinabove mentioned is considered a breach of this Code. By completing a Compliance Certificate, Concerned Persons are acknowledging and agreeing to be bound to the Code and its Policies, as applicable.

9.6          Applicable Time Frame

The Code applies to Employees and Short Term Assigned Temporary Employees throughout their employment with StonePine. The Code also applies to Directors and Consultants of StonePine throughout their mandate.

Provisions relating to confidentiality shall remain in force after termination of employment or mandate.

Concerned Persons shall remain respectful of StonePine’s integrity even after termination of their employment with StonePine. They shall abstain from committing any prejudicial acts against StonePine.

9.7          Whistleblowers

A U.S. federal act that came into force in September 2004 amended the U.S. Criminal Code and created a new infraction, i.e., threats and retaliation against an employee who is about to expose the illegal conduct of an employer (a “whistleblower”).

Under these new regulations, StonePine will take action, as required, to protect any Concerned Person who provides information about an undertaking that would constitute a violation of a federal or provincial law or a concern regarding a material aspect of accounting, internal accounting control or auditing issues, and other alleged offences, including those covered by StonePine’s Code and other Policies.

StonePine shall avoid any retaliation against a whistleblowing Concerned Person, including dismissal, demotion, transfer, downward revision of salary and benefits or any other measure that would change a Concerned Person’s status following such exposure.

Complaints are required to be made in good faith and a report may be submitted to the CCO. Any report filed will be treated with all due confidentiality and impartiality and may be filed anonymously. It should contain sufficient information (date, location, Persons involved, facts and figures, etc.) to enable an investigation to be held should the complaint in the report be substantiated. The CCO shall document complaints in a register kept for that purpose and shall advise StonePine’s UDP of any substantiated complaints and plan of action.

Although a Concerned Person is not required by law to expose the wrongdoing of his employer, Concerned Persons are encouraged to report any criminal act that they may witness.

StonePine Asset Management Inc.

9.8          Code Updates

This Code shall remain in force until such time as it is amended by StonePine’s CCO. The Code will be reviewed on an annual basis, or more frequently, if need be, and StonePine shall advise all Persons covered by the Code in the event of any change thereto.

9.9          Books and Records

All documentation must be retained in a secure location in accordance with this policy and StonePine’s Books and Records Chart. (d) Maintain records for an appropriate period of time in an easily accessible format. Unless otherwise required by regulation, StonePine shall keep such records for 7 years.

9.10        Version History

Version 1	October 2021
Version 2 Combined StonePine Code of Conduct and StonePine Code of Ethics to become this Code.	January 2023

StonePine Asset Management Inc.

APPENDIX 1 – COMPLIANCE CERTIFICATE FOR DIRECTORS

I, the undersigned,______________________________________________ (first and last name), director of StonePine Asset Management (“StonePine”) acknowledge that I have read and understood StonePine’s Code of Conduct (the “Code”) and its related policies listed below:

a) Personal Trading Policy.

b) Confidentiality Policy.

c) Policies of the Information Technology Department.

d) Canada’s Anti-Spam Legislation (CASL) Policy Statement.

e) Any other relevant policy reasonably requested by the Compliance Department.

The text below is a description of any interest or outside activity, such as director or officer (entity’s name, position, nature of the duties, time allocated, compensation, disclosure of potential conflicts of interest, etc.) or of any insider status (name of (each) issuer and the percentage of shares held).

I undertake to inform the board of directors of any change to the above-mentioned statement.

I undertake to inform the Chief Compliance Officer of any known or suspected breach to the Code. I understand that disciplinary measures may be taken in the event of non-compliance.

Initial Certification: I certify that I will comply with all the requirements of the Code and its related policies.
Annual Certification: I certify that I have complied and met all the requirements of the Code and its related policies over the past year, or since my employment, and hereby agree to comply with them.

Signature	Date of signature (YYYY-MM-DD)

StonePine Asset Management Inc.

APPENDIX 2 – COMPLIANCE CERTIFICATE: SHORT-TERM ASSIGNED TEMPORARY EMPLOYEES

I, the undersigned,_______________________________________ (first and last name), short-term temporary employee of StonePine Asset Management (“StonePine”) acknowledge that I have read and understood StonePine’s Code of Conduct (the “Code”) and its related policies listed below:

a) Personal Trading Policy.

b) Confidentiality Policy.

c) Policies of the Information Technology Department.

d) Canada’s Anti-Spam Legislation (CASL) Policy Statement.

e) Any other relevant policy reasonably requested by the Compliance

Department. I undertake to:

a)	Act honestly, in good faith and in the best interests of StonePine, its clients or funds, and exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in the circumstances.

b) Not disclose or use non-public information (or insider information) regarding StonePine’s activities, its funds, or clients for my benefit or for the benefit of others.

c) Comply with all applicable securities laws with respect to any activities carried out on behalf of the firm, its clients, or funds.

I undertake to inform the Chief Compliance Officer of any change to the above-mentioned statement. I undertake to inform the Chief Compliance Officer of any known or suspected breach to the Code.

I understand that disciplinary measures may be taken in the event of non-compliance.

I certify that I will comply with all the requirements of the Code and its related policies.

Signature	Date of signature (YYYY-MM-DD)

StonePine Asset Management Inc.

APPENDIX 3 – COMPLIANCE CERTIFICATE: CONSULTANTS

I, the undersigned,__________________________________________________ (first and last name), employee of________________ acting as a consultant of StonePine Asset Management (“StonePine”) acknowledge that I have read and understood StonePine’s Code of Conduct (the “Code”) and its related policies listed below:

a) Personal Trading Policy.

b) Confidentiality Policy.

c) Policies of the Information Technology Department.

d) Canada’s Anti-Spam Legislation (CASL) Policy Statement.

e) Any other relevant policy reasonably requested by the Compliance

Department. I undertake to:

a)	Act honestly, in good faith and in the best interests of StonePine, its clients or funds, and exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in the circumstances.

b) Not disclose or use non-public information (or insider information) regarding StonePine’s activities, its funds, or clients for my benefit or for the benefit of others.

c) Comply with all applicable securities laws with respect to any activities carried out on behalf of the firm, its clients, or funds.

The text below is a description of any interest or outside activity, such as director or officer (entity’s name, position, nature of the duties, time allocated, compensation, disclosure of potential conflicts of interest, etc.) or of any insider status (name of (each) issuer and the percentage of shares held).

I undertake to inform the Chief Compliance Officer of any change to the above-mentioned statement. I undertake to inform the Chief Compliance Officer of any known or suspected breach to the Code.

I understand that disciplinary measures may be taken in the event of non-compliance.

I certify that I will comply with all the requirements of the Code and its related policies.

Initial Certification: I certify that I will comply with all the requirements of the Code and its related policies.
Annual Certification: I certify that I have complied and met all the requirements of the Code and its related policies over the past year, or since my employment, and hereby agree to comply with them.

Signature	Date of signature (YYYY-MM-DD)